Exhibit 99

CACI Reports Results for Its Fiscal 2018 First Quarter

Record first quarter revenue of $1.09 billion, up 1.2 percent

Net income of $42.0 million, up 14.7 percent

Contract awards of $1.2 billion

Contract funding orders of $1.5 billion, up 26.6 percent

Fiscal Year 2018 guidance raised

ARLINGTON, Va.--(BUSINESS WIRE)--November 1, 2017--CACI International Inc (NYSE:CACI), a leading information solutions and service provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2017.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “I am very pleased with our first quarter operating performance. We delivered our third consecutive quarter of organic revenue growth and generated strong cash flow. And we are increasing our net income and EPS guidance as a result of a tax benefit in the quarter. Our performance keeps us on pace to achieve our fiscal year guidance and deliver long-term organic revenue and margin expansion goals.”

First Quarter Results

(in millions except per-share data)	Q1, FY18	Q1, FY17	% Change
Revenue	$1,085.8	$1,073.3	1.2%
Operating income	$67.3	$69.7	(3.4%)
Net income	$42.0	$36.7	14.7%
Diluted earnings per share	$1.67	$1.47	13.3%
Cash provided by operating activities	$79.7	$57.8	37.9%

Revenue for the first quarter of Fiscal Year 2018 (FY18) increased compared to the first quarter of Fiscal Year 2017 (FY17) driven primarily by new business wins. Operating income declined with higher gross profit being offset by increased indirect expenses related to investments in growth and efficiency initiatives. The net income increase was driven by a lower-than-planned tax rate as a result of excess tax benefits under ASU 2016-09 (Improvements to Employee Share-Based Payment Accounting). Cash provided by operations in the quarter was $79.7 million.

Additional Financial Metrics

	Q1, FY18	Q1, FY17	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)*	$84.0	$88.2	(4.8%)
Diluted adjusted earnings per share, a non-GAAP measure	$2.25	$2.07	8.7%
Days sales outstanding	64	59
*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted New Income on page 9.

First Quarter Awards, Contract Funding Orders, and Other Highlights

Our contract awards in the quarter were $1.2 billion, which excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Approximately 60 percent of our awards were for new business.

Key awards in the quarter included:

  Two awards with the U.S. Army’s Night Vision and Electronic Sensors Directorate (NVESD) representing both new and continuing business in CACI’s Surveillance and Reconnaissance market area:
    A prime position on an IDIQ contract, with a ceiling value of $480 million, to assist NVESD in developing and integrating technologies for military and national responders. The five-year award represents new work for CACI.
    A task order, with a ceiling value of $173 million, to perform modeling and simulation systems development of sensor and imaging systems. This three-year award under the Rapid Response – Third Generation contract vehicle represents continuing business for CACI.
  A $91 million task order with the U.S. Army Communications-Electronics Research, Development, and Engineering Center Flight Activity to provide systems integration, maintenance, and training and operations support for surveillance and reconnaissance missions. This four-year task order, awarded under the Rapid Response-Third Generation contract vehicle, represents continuing business in CACI’s Surveillance and Reconnaissance market area.
  A task order, with a ceiling value of $54.5 million, to provide research and development and systems engineering support to the U.S. Army’s Space and Terrestrial Communications Directorate. This two-year, seven-month task order, awarded under the Information Technology Enterprise Solutions - 2 Services contract vehicle, represents continued and expanded business in CACI’s Communications market area.
  A $51 million task order to provide software development support to the 90th Cyberspace Operations Squadron, a subordinate unit of the 24th Air Force, the Air Force’s component to U.S. Cyber Command. The three-year task order, awarded under the Network-Centric Solutions-2 contract vehicle, represents continuing business for CACI.
  A $34.5 million task order with the U.S. Customs and Border Protection Air and Marine Operations Surveillance System to provide technology updates and operations and maintenance. This four-year task order, awarded under the Department of Homeland Security’s Enterprise Acquisition Gateway for Leading-Edge Solutions II contract vehicle, represents continuing work in CACI’s Intelligence Services market area.
  A task order, with a ceiling value of $28.7 million, to provide integration, sustainment, and deployment services for the U.S. Air Force Civil Engineer Center’s NexGen IT modernization program. This 19-month task order, awarded under the GSA Alliant contract vehicle, represents continuing business in CACI’s Business Systems market area.

Contract funding orders in the first quarter were $1.5 billion, up almost 27% compared to the first quarter of FY17. Our total backlog at September 30, 2017 was $11.1 billion compared to $11.5 billion a year ago. Funded backlog at September 30, 2017 was $2.3 billion compared with $2.4 billion in the first quarter last year.

Other Highlights

  CACI appointed Executive Vice President Nick Farah to lead its Mission Solutions and Services group responsible for the company’s Command and Control; Communications; Logistics and Material Readiness; and Surveillance and Reconnaissance market areas. Mr. Farah is a highly credentialed industry leader with a proven record of more than 26 years of achievement in winning and executing large, complex programs in the defense industry.
  On October 26, 2017, CACI held the 10th symposium in the critical Asymmetric Threat symposia series on national security challenges: “What Does It Take to Protect America? Combatting Global Asymmetric Threats.” CACI established the symposium series in 2008 and co-sponsored this year’s event with the Center for Security Policy, the Institute for the Study of War, and the Mitchell Institute for Aerospace Studies.
  CACI’s ranking on Bloomberg Government’s annual BGOV200 listing rose seven spots from last year, up to #21 in 2017. The BGOV200 study ranks the top 200 federal government contractors by value of prime, unclassified contracts awarded by U.S. government agencies in fiscal 2016.
  CACI was recognized as a visionary company at the inaugural GovCon Summit RecognizeDC Awards. CACI’s strategy to win new business, deliver operational excellence, and grow through M&A and organically has positioned the company as a leader in the IT industry.
  CACI was named a Washington Technology Industry Innovator winning the Strategic Hire category for the leadership and quality of our senior management team.

CACI Updates Its FY18 Guidance

We are reiterating the FY18 revenue guidance we issued on August 17, 2017 and raising our guidance for net income and diluted earnings per share as a result of the lower tax rate reported in our first fiscal quarter. We are also updating our effective tax rate for the year. The table below summarizes our FY18 expectations and represents our views as of November 1, 2017:

	Current Fiscal Year	Previous Fiscal Year
(In millions except for tax rate and earnings per share)	2018 Guidance	2018 Guidance
Revenue	$4,350 - $4,500	$4,350 - $4,500
Net income	$171 - $179	$165 - $173
Effective corporate tax rate	34.5%	36.5%
Diluted earnings per share	$6.76 - $7.08	$6.52 - $6.84
Diluted weighted average shares	25.3	25.3

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, November 2, 2017 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,600 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2017	9/30/2016	% Change
Revenue	$1,085,814	$1,073,280	1.2%
Costs of revenue
Direct costs	739,678	728,221	1.6%
Indirect costs and selling expenses	261,244	257,338	1.5%
Depreciation and amortization	17,588	18,063	-2.6%
Total costs of revenue	1,018,510	1,003,622	1.5%
Operating income	67,304	69,658	-3.4%
Interest expense and other, net	11,247	12,489	-9.9%
Income before income taxes	56,057	57,169	-1.9%
Income taxes	14,011	20,506	-31.7%
Net income	$42,046	$36,663	14.7%

Basic earnings per share	$1.72	$1.51	14.0%
Diluted earnings per share	$1.67	$1.47	13.3%

Weighted average shares used in per share computations:
Basic	24,487	24,340
Diluted	25,243	24,928

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2017	9/30/2016	% Change
Operating income margin	6.2%	6.5%
Tax rate	25.0%	35.9%
Net income margin	3.9%	3.4%

Adjusted EBITDA*	$84,010	$88,239	-4.8%
Adjusted EBITDA margin	7.7%	8.2%

Adjusted net income attributable to CACI	$56,701	$51,522	10.1%
Diluted adjusted earnings per share	$2.25	$2.07	8.7%
*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 9.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2017	6/30/2017
ASSETS:
Current assets
Cash and cash equivalents	$67,043	$65,539
Accounts receivable, net	788,788	757,341
Prepaid expenses and other current assets	77,398	57,022
Total current assets	933,229	879,902

Goodwill and intangible assets, net	2,806,538	2,812,806
Property and equipment, net	94,920	91,749
Other long-term assets	131,326	126,625
Total assets	$3,966,013	$3,911,082

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$67,456	$53,965
Accounts payable	125,111	62,874
Accrued compensation and benefits	241,162	239,741
Other accrued expenses and current liabilities	175,495	170,164
Total current liabilities	609,224	526,744

Long-term debt, net of current portion	1,101,724	1,177,598
Other long-term liabilities	420,579	413,019
Total liabilities	2,131,527	2,117,361

Shareholders' equity	1,834,486	1,793,721
Total liabilities and shareholders' equity	$3,966,013	$3,911,082

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2017	9/30/2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,046	$36,663
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	17,588	18,063
Amortization of deferred financing costs	1,108	1,128
Loss on disposal of fixed assets	-	727
Stock-based compensation expense	6,351	4,897
Provision for deferred income taxes	10,738	11,846
Equity in earnings of unconsolidated ventures	-	(103)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(30,027)	63,292
Prepaid expenses and other assets	(14,302)	(13,012)
Accounts payable and accrued expenses	67,689	(41,642)
Accrued compensation and benefits	(12,696)	(11,418)
Income taxes receivable and payable	(12,237)	(14,421)
Other liabilities	3,435	1,757
Net cash provided by operating activities	79,693	57,777

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,512)	(11,235)
Purchase of business, net of cash acquired	(406)	(2,921)
Proceeds from net working capital refund	-	13,619
Proceeds from equity method investments	-	4,681
Other	217	481
Net cash (used in) provided by investing activities	(7,701)	4,625

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(63,491)	(58,491)
Payment of contingent consideration	(3,581)	-
Proceeds from employee stock purchase plans	1,300	1,182
Repurchases of common stock	(1,210)	(1,085)
Payment of taxes for equity transactions	(4,384)	(2,848)
Net cash used in financing activities	(71,366)	(61,242)
Effect of exchange rate changes on cash and cash equivalents	878	(574)
Net increase in cash and cash equivalents	1,504	586
Cash and cash equivalents, beginning of period	65,539	49,082
Cash and cash equivalents, end of period	$67,043	$49,668

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2017		9/30/2016		$ Change	% Change
Department of Defense	$714,053	65.8%	$692,203	64.5%	$21,850	3.2%
Federal Civilian Agencies	306,536	28.2%	313,793	29.2%	(7,257)	-2.3%
Commercial and other	65,225	6.0%	67,284	6.3%	(2,059)	-3.1%
Total	$1,085,814	100.0%	$1,073,280	100.0%	$12,534	1.2%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2017		9/30/2016		$ Change	% Change
Cost reimbursable	$553,729	51.0%	$534,582	49.8%	$19,147	3.6%
Fixed price	358,746	33.0%	343,313	32.0%	15,433	4.5%
Time and materials	173,339	16.0%	195,385	18.2%	(22,046)	-11.3%
Total	$1,085,814	100.0%	$1,073,280	100.0%	$12,534	1.2%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2017		9/30/2016		$ Change	% Change
Prime	$1,013,203	93.3%	$996,457	92.8%	$16,746	1.7%
Subcontractor	72,611	6.7%	76,823	7.2%	(4,212)	-5.5%
Total	$1,085,814	100.0%	$1,073,280	100.0%	$12,534	1.2%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2017	9/30/2016	$ Change	% Change
Contract Funding Orders	$1,472,373	$1,162,891	$309,482	26.6%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2017		9/30/2016		$ Change	% Change
Direct labor	$321,555	43.5%	$334,928	46.0%	$(13,373)	-4.0%
Other direct costs	418,123	56.5%	393,293	54.0%	24,830	6.3%
Total direct costs	$739,678	100.0%	$728,221	100.0%	$11,457	1.6%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share, all of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments.  We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance.  Adjusted EBITDA margin is adjusted EBITDA divided by revenue.  We define Adjusted Net Income as GAAP net income  plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and earnout adjustments, net of related tax effects.  We believe Adjusted Net Income is an important measure of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  Adjusted EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2017	9/30/2016	% Change
Net income	$42,046	$36,663	14.7%
Plus:
Income taxes	14,011	20,506	-31.7%
Interest expense, net	11,247	12,593	-10.7%
Depreciation and amortization	17,588	18,063	-2.6%
Earnout adjustments	(882)	414
Adjusted EBITDA	$84,010	$88,239	-4.8%

	Quarter Ended
(dollars in thousands)	9/30/2017	9/30/2016	% Change
Revenue, as reported	$1,085,814	$1,073,280	1.2%
Adjusted EBITDA	$84,010	$88,239	-4.8%
Adjusted EBITDA margin	7.7%	8.2%

	Quarter Ended
(dollars in thousands)	9/30/2017	9/30/2016	% Change
Net income	$42,046	$36,663	14.7%
Plus:
Stock-based compensation	6,351	4,897	29.7%
Depreciation and amortization	17,588	18,063	-2.6%
Amortization of financing costs	1,108	1,128	-1.8%
Earnout adjustments	(882)	414
Less:
Related tax effect	(9,510)	(9,643)	-1.4%
Adjusted net income	$56,701	$51,522	10.1%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com